EX99.(k)(1)

Transfer Agency and Service Agreement

Between

Each of the Goldman Sachs

Closed-End Investment Companies Listed on Schedule 1

(See Schedule 1 Attached Hereto)

and

Computershare Trust Company, N.A.

and

Computershare Inc.

AGREEMENT made as of the 25th day of November, 2013 by and among each of the Goldman Sachs closed-end investment companies listed on Schedule 1, severally and not jointly, each being a statutory trust, having its principal office and place of business at 200 West Street, New York, NY 10282 (each individually a “Fund” and collectively, the “Company”), and Computershare Inc., a Delaware corporation, and its fully owned subsidiary Computershare Trust Company, N.A., a federally chartered trust company, having its principal office and place of business at 250 Royall Street, Canton, Massachusetts 02021 (collectively, the “Transfer Agent” or individually, “Computershare” and the “Trust Company”, respectively).

WHEREAS, Company desires to appoint Trust Company as sole transfer agent and registrar, and administrator of its dividend reinvestment plan or direct stock purchase plan, and Computershare as processor of all payments received or made by Company under this Agreement;

WHEREAS, Trust Company and Computershare will each separately provide specified services covered by this Agreement and, in addition, Trust Company may arrange for Computershare to act on behalf of Trust Company in providing certain of its services covered by this Agreement; and

WHEREAS, Trust Company and Computershare desire to accept such respective appointments and perform the services related to such appointments;

NOW THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1. CERTAIN DEFINITIONS.

1.1 “Account” means the account of each Shareholder of the Funds which reflects any full or fractional Shares held by such Shareholder, outstanding funds, or reportable tax information.

1.2 “Agreement” means this agreement and any and all exhibits or schedules attached hereto and any and all amendments or modifications which may from time to time be executed.

1.3 “Plans” means any Dividend Reinvestment, Direct Stock Purchase, or other investment programs administered by Trust Company for the Company.

1.4 “Services” means all services performed or made available by Transfer Agent pursuant to this Agreement.

1.5 “Share” means each Fund’s common shares issued in accordance with such Fund’s Certificate of Trust, and other classes of Fund’s shares to be designated by Fund in writing and which Transfer Agent agrees to service under this Agreement.

1.6 “Shareholder” means a holder of record of Shares.

1.7 “Shareholder Data” means all information maintained on the records database of Transfer Agent concerning Shareholders.

2. APPOINTMENT OF AGENT.

2.1 Appointments. Company hereby appoints Trust Company to act as sole transfer agent and registrar for all Shares and as administrator of Plans in accordance with the terms and conditions hereof and appoints Computershare as the service provider to Trust Company and as processor of all payments received or made by or on behalf of Company under this Agreement, and Trust Company and Computershare accept the respective appointments. Transfer Agent is engaged in an independent business and will perform its obligations under this Agreement as an agent of Company.

2.2 Documents. In connection with the appointments herein, Company has provided or will provide the following appointment and corporate authority documents to Transfer Agent:

(a)	Copies of resolutions appointing Trust Company as the transfer agent;

(b)	If applicable, specimens of all forms of outstanding Share certificates, in forms approved by the Board of Directors of Company, with a certificate of the Secretary of Company as to such approval;[1]

(c)	Specimens of the signatures of the officers of Company authorized to sign Share certificates and authorized to sign written instructions and requests;

(d)	An opinion of counsel for each Fund addressed to both Trust Company and Computershare with respect to the following:

(i)	The Fund’s organization and existence under the laws of its state of organization;

(ii)	The status of all Shares of Company covered by the appointment under the Securities Act of 1933, as amended (“1933 Act”), and any other applicable federal or state statute; and

(iii)	That all issued Shares are, and all unissued Shares will be, when issued, validly issued, fully paid and non-assessable; and

(e)	A certificate of each Fund as to the Shares authorized, issued and outstanding, as well as a description of all reserves of unissued Shares relating to the exercise of options.

2.3 Records. Transfer Agent may adopt as part of its records all Shareholders lists, Share ledgers, records, books, and documents which have been employed by Company or any of its agents and which are certified to be true, authentic and complete. Transfer Agent agrees that all such records prepared or maintained by it relating to the Services are the property of Company and will be preserved, maintained and made available in accordance with the requirements of law, and will be surrendered promptly to Company in accordance with its request.

2.4 Shares. Company shall, if applicable, inform Transfer Agent as soon as possible in advance as to (i) the existence or termination of any restrictions on the transfer of Shares, the application to or removal from any Share certificate of any legend restricting the transfer of such Shares, or the substitution for such certificate of a certificate without such legend; (ii) any authorized but unissued Shares reserved for specific purposes; (iii) any outstanding Shares which are exchangeable for Shares and the basis for exchange; (iv) reserved Shares subject to option and the details of such reservation; (v) any Share split or Share dividend; (vi) any other relevant event or special instructions which may affect the Shares; and (vii) any bankruptcy, insolvency or other proceeding regarding each Fund affecting the enforcement of creditors’ rights.

2.5 Certificates. If applicable, Company shall provide Transfer Agent with (i) documentation required to print on demand Share certificates, or (ii) an appropriate supply of Share certificates which contain a signature panel for use by an authorized signor of Transfer Agent and state that such certificates are only valid after being countersigned and registered, whichever is applicable.

2.6 Company Responsibility. Company shall perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered all such further and other acts, documents, instruments and assurances as Transfer Agent may reasonably require in order to carry out or perform its obligations under this Agreement.

3. STANDARD SERVICES.

3.1 Share Services. Transfer Agent shall perform the Services set forth in the Fee and Service Schedule (“Fee and Service Schedule”) attached hereto and incorporated herein. Further, Transfer Agent shall issue and record Shares as authorized, hold Shares in the appropriate Account, and effect transfers of Shares upon receipt of appropriate documentation.

3.2 Replacement Shares. Transfer Agent shall issue replacement Shares for those certificates alleged to have been lost, stolen or destroyed, upon receipt by Transfer Agent of an open penalty surety bond satisfactory to it and holding it and Company harmless, absent notice to Transfer Agent that such certificates have been acquired by a bona fide purchaser. Transfer Agent may, at its option, issue replacement Shares for mutilated certificates upon presentation thereof without such indemnity. Transfer Agent may, at its sole option, accept indemnification from Company to issue replacement Shares for those certificates alleged to have been lost, stolen or destroyed in lieu of an open penalty bond.

3.3 Internet Services. Transfer Agent shall make available to Company and Shareholders, through www.computershare.com (“Web Site”), online access to certain Account and Shareholder information and certain transaction capabilities (“Internet Services”), subject to Transfer Agent’s security procedures and the terms and conditions set forth herein and on the Web Site. Transfer Agent provides Internet Services “as is,” on an “as available” basis, and hereby specifically disclaims any and all representations or warranties, express or implied, regarding such Internet Services, including any implied warranty of merchantability or fitness for a particular purpose and implied warranties arising from course of dealing or course of performance.

3.4 Proprietary Information. Company agrees that the databases, programs, screen and report formats, interactive design techniques, Internet Services, software (including methods or concepts used therein, source code, object code, or related technical information) and documentation manuals furnished to Company by Transfer Agent as part of the Services are under the control and ownership of Transfer Agent or a third party (including its affiliates) and constitutes copyrighted, trade secret, or other proprietary information (collectively, “Proprietary Information”). In no event shall Proprietary Information be deemed Shareholder Data. Company agrees that Proprietary Information is of substantial value to Transfer Agent or other third party and will treat all Proprietary Information as confidential in accordance with Section 11 of this Agreement. Company shall take reasonable efforts to advise its relevant employees and agents of its obligations pursuant to this Section 3.4.

3.5 Third Party Content. Transfer Agent may obtain certain data included in the Services from third parties, and such third parties are solely responsible for the contents of such data and Company agrees to make no claim against Transfer Agent arising out of the contents of such data, including, but not limited to, the accuracy thereof.

3.6 Lost Shareholders; In-Depth Shareholder Search.

(a) Transfer Agent shall conduct such database searches to locate lost Shareholders as are required by Rule 17Ad-17 under the Securities Exchange Act of 1934, as amended (“Exchange Act”), without charge to the Shareholder. If a new address is so obtained in a database search for a lost Shareholder, Transfer Agent shall conduct a verification mailing and update its records for such Shareholder accordingly.

(b) Computershare may facilitate the performance of a more in-depth search for the purpose of (i) locating lost Shareholders for whom a new address is not obtained in accordance with clause (a) above, (ii) identifying Shareholders who are deceased (or locating the deceased Shareholder’s estate representative, heirs or other party entitled to act with respect to such Shareholder’s account (“Authorized Representative”)), and (iii) locating Shareholders whose accounts contain an uncashed check older than 180 days, in each case using the services of a locating service provider selected by Computershare, which service provider may be an affiliate of Computershare. Such provider may compensate Computershare for processing and other services that Computershare provides in connection with such in-depth search, including providing Computershare a portion of its service fees.

(c) Upon locating any Shareholder (or such Shareholder’s Authorized Representative) pursuant to clause (b) above, the locating service provider shall clearly identify to such Shareholder (or such Shareholder’s Authorized Representative) all assets held in such Shareholder’s account. Such provider shall inform any such located Shareholders (or such Shareholder’s Authorized Representative) that they may choose either (i) to contact Transfer Agent directly to obtain the assets in such account, at no charge other than any applicable fees to replace lost certificates, or (ii) to use the services of such provider for a processing fee, which may not exceed 20% of the asset value of such Shareholder’s property where the registered Shareholder is living, deceased or is not a natural person; provided that in no case shall such fee exceed the maximum statutory fee permitted by the applicable state jurisdiction. If Company selects a locating service provider other than one selected by Computershare, then Computershare shall not be responsible for the terms of any agreement with such provider and additional fees may apply.

(d) Pursuant to Section 9.2 hereof, the Company hereby authorizes and instructs Computershare to provide a Shareholder file or list of those Shareholders not located following the required Rule 17Ad-17 searches to any service provider administering any in-depth shareholder location program.

3.7 Compliance with Laws. Transfer Agent is obligated and agrees to comply with all applicable U.S. federal, state and local laws and regulations, codes, orders and government rules in the performance of its duties under this Agreement.

3.8 OFAC Reporting.

(a)	Transfer Agent will satisfy itself, through appropriate due diligence, that Accounts will not cause Fund or Transfer Agent to violate any of the U.S. federal statutes, regulations, Executive Orders and other programs administered by the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of the Treasury (collectively the “Sanctions Programs”).

(b)	Transfer Agent shall screen Accounts against the current list published by OFAC, including the OFAC list of Specially Designated Nationals and Blocked Persons and will provide timely notice to Fund of any confirmed matches as they are detected, and will reasonably cooperate with Fund in the investigation and resolution of any such matters, as applicable.

(c)	Transfer Agent will, as required by the Sanctions Programs, block or reject any Account or transactions subject to a Sanctions Program, and will file reports of any blocked property and rejected transactions with the appropriate authorities. To the extent that Fund and Transfer Agent are both required to file such reports, each party will, to the extent permissible by law, provide the other with any information in its possession necessary for the other party to comply with its obligations under applicable laws and regulations.

4. DIVIDEND REINVESTMENT PLAN SERVICES.

4.1 The Trust Company shall perform all services under the Plans, as the administrator of such Plans, with the exception of payment processing for which Computershare has been appointed as agent by Company, and certain other services that the Trust Company may subcontract to Computershare as permitted by applicable law (e.g. ministerial services).

4.2 The Transfer Agent shall act as agent for Shareholders pursuant to the Plans in accordance with the terms and conditions of such Plans.

5. COMPUTERSHARE DIVIDEND DISBURSING AND PAYMENT SERVICES.

5.1 Declaration of Dividends. Upon receipt of written notice from the President, any Vice President, Secretary, Assistant Secretary, Treasurer or Assistant Treasurer of Company declaring the payment of a dividend, Computershare shall disburse such dividend payments provided that Company furnishes Computershare with sufficient funds one day in advance of the applicable payable date. The payment of such funds to Computershare for the purpose of being available for the payment of dividends from time to time is not intended by Company to confer any rights in such funds on Shareholders whether in trust, contract, or otherwise.

5.2 Stop Payments. Company hereby authorizes Computershare to stop payment of checks issued in payment of dividends or for sales proceeds, but not presented for payment, when the payees thereof allege either that they have not received the checks or that such checks have been mislaid, lost, stolen, destroyed or, through no fault of theirs, are otherwise beyond their control and cannot be produced by them for presentation and collection, and Computershare shall issue and deliver duplicate checks in replacement thereof, and Company shall indemnify Transfer Agent against any loss or damage resulting from reissuance of the checks.

5.3 Tax Withholding. Company hereby authorizes Computershare to deduct from all dividends declared by Company and disbursed by Computershare, as dividend disbursing agent, the tax required to be withheld pursuant to Sections 1441, 1442 and 3406 of the Internal Revenue Code of 1986, as amended, or by any federal or state statutes subsequently enacted, and to make the necessary returns and payment of such tax in connection therewith.

5.4 Plan Payments. Company hereby authorizes Computershare to receive all payments made to the Company (i.e. optional cash purchases) or the Transfer Agent under the Plans and make all payments required to be made under such Plans, including all payments required to be made to the Company.

5.5 Bank Accounts. Company acknowledges that the bank accounts maintained by Computershare in connection with the Services will be in Computershare’s name and that Computershare may receive investment earnings in connection with the investment at Computershare’s risk and for its benefit of funds held in those accounts from time to time.

6. ADDITIONAL SERVICES. To the extent that Company elects to engage any entity other than Transfer Agent (“Vendor”) to provide any additional services (e.g. plans, restricted stock, corporate actions, etc.), Company shall give Transfer Agent or its affiliates an opportunity to bid on such services upon the same terms and conditions as Vendor.

7. FEES AND EXPENSES.

7.1 Fee and Service Schedules. Company agrees to pay Transfer Agent the fees and out-of-pocket expenses for Services performed pursuant to this Agreement as set forth in the Fee and Service Schedule, for the initial term of the Agreement (the “Initial Term”). At least sixty (60) days before the expiration of the Initial Term or a Renewal Term (as defined below), whichever is applicable, the parties to this Agreement will agree upon a new fee schedule for the upcoming Renewal Term. If no new fee schedule is agreed upon, the fees will increase as set forth in the Term Section of the Fee and Service Schedule.

7.2 Out of Proof Funds. If applicable, conversion funding required by any out of proof condition caused by a prior agent of Company shall be advanced to Transfer Agent upon discovery of such out of proof condition.

7.3 Invoices. Company agrees to pay all fees and reimbursable expenses within 30 days of the date of the respective billing notice, except for any fees or expenses that are subject to good faith dispute. In the event of such dispute, Company must promptly notify Transfer Agent of such dispute and may only withhold that portion of the fee or expense subject to such dispute. Company shall settle such disputed amounts within ten (10) business days of the date on which the parties agree on the amount to be paid by payment of the agreed amount. If no agreement is reached, then such disputed amounts shall be settled as may be required by law or legal process.

7.4 Late Payments.

(a)	The failure by a Fund to (i) pay the undisputed portion of an invoice within 90 days after receipt of such invoice or (ii) timely pay the undisputed portions of two consecutive invoices shall constitute a material breach by such Fund pursuant to Section 12.4 below. Transfer Agent may terminate this Agreement with respect to such breaching Fund for such material breach immediately and shall not be obligated to provide Company with 30 days to cure such breach.

(b)	Each Fund is severally, and not jointly, responsible for its pro rata portion of the undisputed portion of the invoice.

8. REPRESENTATIONS AND WARRANTIES.

8.1 Transfer Agent. Transfer Agent represents and warrants to Company that:

(a)	Governance. Trust Company is a federally chartered trust company duly organized, validly existing, and in good standing under the laws of the United States and Computershare is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and each has full power, authority and legal right to execute, deliver and perform this Agreement; and

(b)	Compliance with Laws. The execution, delivery and performance of this Agreement by Transfer Agent has been duly authorized by all necessary action, constitutes the legal, valid and binding obligation of Transfer Agent enforceable against Transfer Agent in accordance with its terms, will not require the consent of any third party that has not been given, and will not violate, conflict with or result in the breach of any material term, condition or provision of, (i) any existing law, ordinance, or governmental rule or regulation to which Transfer Agent is subject, (ii) any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority applicable to Transfer Agent, (iii) Transfer Agent’s incorporation documents or by-laws, or (iv) any material agreement to which Transfer Agent is a party.

8.2 Fund. Each Fund represents and warrants to Transfer Agent that:

(a)	Governance. It is a statutory trust duly organized, validly existing and in good standing under its state of incorporation and it has full power, authority and legal right to enter into and perform this Agreement;

(b)	Compliance with Laws. The execution, delivery and performance of this Agreement by Company has been duly authorized by all necessary action, constitutes the legal, valid and binding obligation of Company enforceable against Company in accordance with its terms, will not require the consent of any third party that has not been given, and will not violate, conflict with or result in the breach of any material term, condition or provision of, (i) any existing law, ordinance, or governmental rule or regulation to which Company is subject, (ii) any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority applicable to Company, (iii) Company’s incorporation documents or by-laws, (iv) any material agreement to which Company is a party, or (v) any applicable stock exchange rules; and

(c)	Securities Act of 1933. A registration statement under the 1933 Act has been filed and is currently effective, or will be effective prior to the sale of any Shares, and will remain so effective, and all appropriate state securities law filings have been made with respect to all Shares being offered for sale except for any Shares which are offered in a transaction or series of transactions which are exempt from the registration requirements of the 1933 Act and state securities laws; Company will immediately notify Transfer Agent of any information to the contrary.

9. INDEMNIFICATION AND LIMITATION OF LIABILITY.

9.1 Company Indemnity. Each Fund shall, severally and not jointly, indemnify and hold Transfer Agent harmless from and against, and Transfer Agent shall not be responsible for, any and all losses, claims, damages, costs, charges, counsel fees and expenses, payments, expenses and liability (collectively, “Losses”) arising out of or attributable to:

(a)	all actions of Transfer Agent or its agents or subcontractors required to be taken pursuant to this Agreement; provided such actions are taken in good faith and without negligence or willful misconduct;

(b)	Each Fund’s lack of good faith, negligence or willful misconduct or the breach of any representation or warranty of Company hereunder;

(c)	The reliance on or use by Transfer Agent or its agents or subcontractors of any (i) information, records, data, and documents which have been prepared and/or maintained by the Fund or any other person or firm on behalf of the Fund, including any former transfer agent or registrar, and provided to Transfer Agent or its agents or subcontractors; (ii) document reasonably believed to be genuine and to have been signed by the proper person or persons, including Shareholders and their authorized agents or representatives (e.g. power of attorney); and (iii) electronic instructions from the Fund or Shareholders and their authorized agents or representatives (e.g. power of attorney) submitted through Internet Services or any other electronic means pursuant to security procedures established by Transfer Agent;

(d)	The negotiation and processing of all checks, including checks that are tendered to Transfer Agent for the purchase of Shares; provided such actions are taken in good faith and without negligence or willful misconduct; and

(e)	The recognition, acceptance, or processing by Transfer Agent of Share certificates which are reasonably believed to bear the proper manual or facsimile signatures of officers of Company, and the proper countersignature of any former transfer agent or former registrar, or of a co-transfer agent or co-registrar; provided such actions are taken in good faith and without negligence or willful misconduct.

9.2 Instructions. From time to time, Company may provide Transfer Agent with instructions concerning the Services. In addition, at any time Transfer Agent may apply to any officer of Company for instruction, and may consult with legal counsel for Transfer Agent or Company with respect to any matter arising in connection with the Services to be performed by the Transfer Agent under this Agreement. Transfer Agent and its agents and subcontractors shall not be liable and shall be indemnified by Company for any action taken or omitted by Transfer Agent in reliance upon any Company instructions or upon the advice or opinion of such counsel. Transfer Agent shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from Company.

9.3 Transfer Agent Indemnification/Limitation of Liability. Transfer Agent shall be responsible for and shall indemnify and hold Company harmless from and against any and all Losses arising out of or attributable to Transfer Agent’s: (a) refusal or failure to comply with the terms of this Agreement, (b) negligence or willful misconduct, or (c) breach of any representation or warranty hereunder, in each case for which Transfer Agent is not entitled to indemnification under this Agreement; provided, however, that excluding Transfer Agent’s bad faith and willful misconduct Transfer Agent’s aggregate liability during any term of this Agreement with respect to, arising from, or arising in connection with this Agreement, or from all Services provided or omitted to be provided under this Agreement, whether in contract, or in tort, or otherwise, is limited to, and shall not exceed, the amounts paid hereunder by Company to Transfer Agent as fees and charges, but not including reimbursable expenses, during the twelve (12) months immediately preceding the event for which recovery from Transfer Agent is being sought.

9.4 Notice. In order that the indemnification provisions contained in this Section 9 shall apply, upon the assertion of a claim for which one party may be required to indemnify the other, the party seeking indemnification shall promptly notify the other party of such assertion, and shall keep the other party advised with respect to all developments concerning such claim. The indemnifying party shall have the option to participate with the indemnified party in the defense of such claim or to defend against said claim in its own name or the name of the indemnified party. The indemnified party shall in no case confess any claim or make any compromise in any case in which the indemnifying party may be required to indemnify it except with the indemnifying party’s prior written consent.

10. DAMAGES. No party shall be liable for any incidental, indirect, special or consequential damages of any nature whatsoever, including, but not limited to, loss of anticipated profits, occasioned by a breach of any provision of this Agreement even if apprised of the possibility of such damages.

11. CONFIDENTIALITY.

11.1 Definition. “Confidential Information” shall mean any and all technical or business information relating to a party, including, without limitation, financial, marketing and product development information, Shareholder Data (including any non-public information of such Shareholder), Proprietary Information, and the terms and conditions (but not the existence) of this Agreement, that is disclosed or otherwise becomes known to the other party or its affiliates, agents or representatives before or during the term of this Agreement. Confidential Information constitutes trade secrets and is of great value to the owner (or its affiliates). Confidential Information shall not include any information that is: (a) already known to the other party or its affiliates at the time of the disclosure; (b) publicly known at the time of the disclosure or becomes publicly known through no wrongful act or failure of the other party; (c) subsequently disclosed to the other party or its affiliates on a non-confidential basis by a third party not having a confidential relationship with the owner and which rightfully acquired such information; or (d) independently developed by one party without access to the Confidential Information of the other.

11.2. Use and Disclosure. All Confidential Information of a party will be held in confidence by the other party with at least the same degree of care as such party protects its own confidential or proprietary information of like kind and import, but not less than a reasonable degree of care. Neither party will disclose in any manner Confidential Information of the other party in any form to any person or entity without the other party’s prior consent. However, each party may disclose relevant aspects of the other party’s Confidential Information to its officers, affiliates, agents, subcontractors and employees to the extent reasonably necessary to perform its duties and obligations under this Agreement and such disclosure is not prohibited by applicable law. Without limiting the foregoing, each party will implement such physical and other security measures and controls as are necessary to protect (a) the security and confidentiality of Confidential Information; (b) against any threats or hazards to the security and integrity of Confidential Information; and (c) against any unauthorized access to or use of Confidential Information. To the extent that a party delegates any duties and responsibilities under this Agreement to an agent or other subcontractor, the party ensures that such agent and subcontractor are contractually bound to confidentiality terms consistent with the terms of this Section 11.

11.3. Required or Permitted Disclosure. In the event that any requests or demands are made for the disclosure of Confidential Information, other than requests to Transfer Agent for Shareholder records pursuant to standard subpoenas from state or federal government authorities (e.g., divorce and criminal actions), the party receiving such request will promptly notify the other party to secure instructions from an authorized officer of such party as to such request and to enable the other party the opportunity to obtain a protective order or other confidential treatment, unless such notification is otherwise prohibited by law or court order. Each party expressly reserves the right, however, to disclose Confidential Information to any person whenever it is advised by counsel that it may be held liable for the failure to disclose such Confidential Information or if required by law or court order.

11.4 Unauthorized Disclosure. As may be permissible by law and without limiting any party’s rights in respect of a breach of this Section 11, each party will promptly:

(a)	notify the other party in writing of any unauthorized possession, use or disclosure of the other party’s Confidential Information by any person or entity that may become known to such party;

(b)	furnish to the other party full details of the unauthorized possession, use or disclosure; and

(c)	use commercially reasonable efforts to prevent a recurrence of any such unauthorized possession, use or disclosure of Confidential Information.

11.5 Costs. Each party will bear the costs it incurs as a result of compliance with this Section 11.

12. TERM AND TERMINATION.

12.1 Term. The Initial Term of this Agreement shall be three (3) years from the date first stated above unless terminated pursuant to the provisions of this Section 12. This Agreement will renew automatically from year to year (each a “Renewal Term”), unless a terminating party gives written notice to the other party not less than six (6) months before the expiration of the Initial Term or Renewal Term, whichever is in effect.

12.2 Early Termination. Notwithstanding anything herein to the contrary, should Company terminate this Agreement prior to the expiration of the then current Initial or Renewal Term, for any reason, except for its liquidation, acquisition, merger or restructuring, Company shall pay to Transfer Agent (a) the fees and expenses incurred as of the termination date, (b) if the termination occurs prior to the end of the first year of the Initial Term, then the termination fee shall equal twelve (12) times the average monthly invoice charged to Company by Transfer Agent hereunder, and (c) conversion costs and expenses in accordance with Section 12.3 of this Agreement. The fees set forth in Section 12.2(b) will be calculated using the rates, volumes, and Services in effect as of the termination date. If Company does not provide notice of early termination within the time period referenced in Section 12.1 of this Agreement, Transfer Agent shall make a good faith effort, but cannot guarantee, to convert the Company’s records on the date requested by Company. This Section 12.2 shall not apply if Transfer Agent is terminated pursuant to Section 12.4 of this Agreement.

12.3 Costs and Expenses. In the event of the expiration or termination of this Agreement by either party, Company agrees to pay all costs and expenses associated with the movement of records and materials to Company or the successor agent, including (a) all reasonable out-of-pocket costs; and (b) expenses in an amount equal to 10% of the aggregate fees (not including reimbursable expenses) incurred by Company during the immediately preceding twelve (12) month period, for the standard conversion services listed on the attached Exhibit A to this Agreement; provided, however, such expense amount under this Section 12.3(b) shall in no event be less than five thousand ($5,000.00) dollars. In the event any of the extended conversion services listed on Exhibit A are requested by Company, the fee for each extended conversion service will be $2,500.00.

12.4 Termination. This Agreement may be terminated at any time by any party upon a material breach of a representation, covenant or term of this Agreement by any other party which is not cured within a period not to exceed thirty (30) days after the date of written notice thereof by one of the other parties.

13. ASSIGNMENT. Neither this Agreement nor any rights or obligations hereunder may be assigned by

Company or Transfer Agent without the written consent of the other; provided, however, that Transfer Agent may, without further consent of Company, assign any of its rights and obligations hereunder to any affiliated transfer agent registered under Rule 17Ac2-1 promulgated under the Exchange Act.

14. SUBCONTRACTORS AND UNAFFILIATED THIRD PARTIES.

14.1 Subcontractors. Transfer Agent may, without further consent of Company, subcontract with (a) any affiliates, or (b) unaffiliated subcontractors for such services as may be required from time to time (e.g. lost shareholder searches, escheatment, telephone and mailing services); provided, however, that Transfer Agent shall be as fully responsible to Company for the acts and omissions of any subcontractor as it is for its own acts and omissions. Transfer Agent warrants that any such subcontractor shall be duly registered under applicable law, if required.

14.2 Unaffiliated Third Parties. Nothing herein shall impose any duty upon Transfer Agent in connection with or make Transfer Agent liable for the actions or omissions to act of unaffiliated third parties (other than subcontractors referenced in Section 14.1 of this Agreement) such as, by way of example and not limitation, airborne services, delivery services, the U.S. mails, and telecommunication companies, provided, if Transfer Agent selected such company, Transfer Agent exercised due care in selecting the same.

15. MISCELLANEOUS.

15.1 Notices. Any notice or communication by Transfer Agent or Company to the other pursuant to this Agreement is duly given if in writing and delivered in person or sent by overnight delivery service or first class mail, postage prepaid, to the other’s address:

If to Company:	Goldman, Sachs & Co. 200 West Street New York, NY 10282 Attn: GSAM Legal, 15th Floor

If to Transfer Agent:	Computershare Trust Company, N.A. 250 Royall Street Canton, MA 02021 Attn: General Counsel

15.2 No Expenditure of Funds. No provision of this Agreement shall require Transfer Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of its rights if it shall believe in good faith that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it.

15.3 Successors. All the covenants and provisions of this Agreement by or for the benefit of Company or Transfer Agent shall bind and inure to the benefit of their respective successors and assigns hereunder.

15.4 Amendments. This Agreement may be amended or modified by a written amendment executed by the parties hereto and, to the extent required, authorized by a resolution of the Board of Directors of Company.

15.5 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provision, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

15.6 Governing Law. This Agreement shall be governed by the laws of the State of New York.

15.7 Force Majeure. Notwithstanding anything to the contrary contained herein, Transfer Agent shall not be liable for any delays or failures in performance resulting from acts beyond its reasonable control including, without limitation, acts of God, terrorist acts, shortage of supply, breakdowns or malfunctions, interruptions or malfunction of computer facilities, or loss of data due to power failures or mechanical difficulties with information storage or retrieval systems, labor difficulties, war, or civil unrest.

15.8 Third Party Beneficiaries. The provisions of this Agreement are intended to benefit only Transfer Agent, Company and their respective permitted successors and assigns. No rights shall be granted to any other person by virtue of this Agreement, and there are no third party beneficiaries hereof.

15.9 Survival. All provisions regarding indemnification, warranty, liability and limits thereon, and confidentiality and protection of proprietary rights and trade secrets shall survive the termination or expiration of this Agreement.

15.10 Priorities. In the event of any conflict, discrepancy, or ambiguity between the terms and conditions contained in this Agreement and any schedules or attachments hereto, the terms and conditions contained in this Agreement shall take precedence.

15.11 Merger of Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof, whether oral or written.

15.12 No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by all parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

15.13 Descriptive Headings. Descriptive headings contained in this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

15.14 Counterparts. This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this Agreement transmitted electronically shall have the same authority, effect, and enforceability as an original signature.

[The remainder of page intentionally left blank.]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by one of its officers thereunto duly authorized, all as of the date first written above.

Computershare Inc. and
Computershare Trust Company, N. A.	Goldman Sachs Closed- End Funds listed on Schedule 1

On Behalf of Both Entities:

By:	By:

Name:	Name:

Title:	Title:

[SIGNATURE PAGE TO TRANSFER AGENCY AND SERVICE AGREEMENT]

Schedule 1

Fund

Goldman Sachs MLP Income Opportunities Fund

Goldman Sachs MLP and Energy Renaissance Fund

Fee and Service Schedule for Stock Transfer Services

Among

Each of the Goldman Sachs

Closed-End Investment Companies Listed on Exhibit A

and

Computershare Trust Company, N.A.

and

Computershare Inc.

This Fee and Service Schedule (“Schedule”) is by and between Computershare Inc. (“Computershare”) and Computershare Trust Company, N.A. (the “Trust Company”) (collectively, “Transfer Agent”) and each of the Goldman Sachs closed-end investment companies listed on Exhibit A of the Agreement (the “Company”), whereby the Transfer Agent will perform the following services for the Company. This Schedule is an attachment to the Agreement. Terms used, but not otherwise defined in this Schedule, shall have the same meaning as those terms in the Agreement.

1. TERM

The fees set forth in this Schedule shall be effective for a period of three (3) years, commencing from the effective date of November 25, 2013 (the “Initial Term”). If no new fee schedule is agreed upon prior to a Renewal Term, provided that service mix and volumes remain constant, the fees listed in the Schedule shall be increased by the accumulated change in the National Employment Cost Index for Service Producing Industries (Finance, Insurance, Real Estate) for the preceding years of the expiring term, as published by the Bureau of Labor Statistics of the United States Department of Labor. Fees will be increased on this basis for each successive Renewal Term.

2. FEES

Ongoing Account Management*, Per Fund

This fee covers the administration of the services listed in Section 3, except as noted otherwise. Out-of-pocket expenses associated with providing these services will be charged separately.

$2,500	One-Time Set-Up Fee for establishing master file, contract and document review[1]

$1,000	Per month – Includes Annual Dividends
$1,150	Per month – Includes Semi-Annual Dividends
$1,250	Per month – Includes Quarterly Dividends
$1,875	Per month – Includes Monthly Dividends

* If the average volume of transactions or inquiries significantly increases during the term of this Agreement, as a result of outside factors or unforeseen circumstances for which the Transfer Agent is not the proximate cause, the Transfer Agent and the Company shall negotiate an additional fee.

Direct Filing of Unclaimed Property (when applicable)

• Annual administration fee	$2,500
• Due Diligence	$4.00 per Account
• State report fee	$125 per positive report
• Negative (nil) report fee	$ 25 per negative report (maximum $500 per year)
• Account processed	$1.25 per Account escheated

Lost Shareholder Search Services

• SEC Electronic Database Search	$2.00 per Account searched

3. SERVICES (per Fund)

Pre-Initial Public Data Conversion

•	Assignment of IPO Team Closing Specialist
•	Copy of IPO Handbook
•	Conversion of existing Shareholder records (assumes standard file format; non-standard formats may be subject to additional fees based on appraisal)
•	QuickCert Set Up
•	Administrative coordination with working group relative to the offering
•	Attendance at closing, if requested (out of pocket expenses associated with attendance at closing will be billed as incurred)
•	Coordination of Overallotment (if exercised concurrently with initial offering)
•	Electronic delivery of shares to underwriters at the time of closing

Administrative Services

•	Annual administrative services as Transfer Agent and Registrar for the common stock of each Fund
•	Provide management and board report information as requested
•	Assignment of relationship manager

Account Maintenance

•	Maintain 500 registered Shareholder Accounts per Fund (additional Accounts to be billed at $6.00 each per year)
•	Create new Shareholder Accounts
•	Post and acknowledge address changes
•	Process other routine file maintenance adjustments
•	Post all transactions, including debit and credit certificates, to the Shareholder file
•	Provide confirmation of authorized and issued capital amounts to Company, upon request
•	Perform OFAC (Office of Foreign Asset Control) and Patriot Act reporting
•	Obtain tax certifications for companies who are tax resident in the United States
•	If any Fund is tax resident in a country other than the United States, such Fund shall advise Transfer Agent. Additional fees may apply under such circumstance.

Share Issuance

•	Issue, cancel and register Shares
•	Process all legal transfers as appropriate

•	Reissue Shares into larger or smaller denominations
•	If applicable, replace lost, stolen or destroyed certificates in accordance with UCC guidelines and Transfer Agent policy (subject to Shareholder-paid fee and bond premium)
•	Place, maintain and remove stop-transfer notations

Shareholder Communications

•	Provide Company-specific Shareholder contact number
•	Provide IVR 24/7 (subject to system maintenance)
•	Respond to Shareholder inquiries (written, e-mail and web)
•	Record Shareholder calls
•	Scan and image incoming correspondence from Shareholders

Direct Registration System (“DRS”)

•	Register, issue and transfer DRS book-entry Shares
•	Issue DRS statements of holding
•	Provide Shareholders with the ability to sell Shares through the IVR, telephone, mail or Internet, either via a batch order or a market order transaction in accordance with the terms and conditions, including applicable fees, of the DRS Sales Facility
•	Process sales requests within the appropriate timeframe based on the type of service requested, in accordance with the terms of the DRS sales facility
•	Coordinate the issuance, payment and reconcilement for any proceeds stemming from the use of the DRS sales facility, in accordance with the terms and conditions of the facility
•	Coordinate the mailing of advices to Shareholders
•	Accept and cancel certificated Shares and credit such Shares into a DRS position

Online Access

•	Provide availability to “Issuer Online,” which provides access to Company and Shareholder information administered by Transfer Agent, which permits data management including accessing standard reports such as Top 10 - 200 Shareholder lists, submitting real-time inquiries such as an issued capital query, and reporting by holding range
•	Provide availability to “Investor Centre,” which provides Shareholder Account information, transaction capabilities, downloadable forms and FAQs
•	Provide on-demand reporting to allow Company to generate non-standard reports at Transfer Agent’s standard fee for such reports

Dividend Services

•	Receive full funding on payable date by 11:00 a.m., Eastern Time via Federal Funds Wire, ACH or Demand Deposit Account debit
•	Coordinate the mailing of dividends with an additional enclosure with each dividend check
•	Prepare and file federal information returns (Form 1099) of dividends paid in a year
•	Prepare and file state information returns of dividends paid in a year to Shareholders resident within such state
•	Prepare and file annual withholding return (Form 1042) and payments to the government of income taxes withheld from non-resident aliens
•	Coordinate the mailing of Form 1099 to Shareholders
•	Coordinate the email notification to Shareholders of the online availability of Form 1099
•	Replace lost dividend checks
•	Reconcile paid and outstanding checks
•	Code “undeliverable” Accounts to suppress mailing dividend checks to same
•	Keep records of accumulated uncashed dividends

•	Withhold tax from Shareholder Accounts as required by United States government regulations Reconcile and report taxes withheld, including additional Form 1099 reporting requirements, to the Internal Revenue Service
•	Mail to new Accounts who have had taxes withheld, to inform them of procedures to be followed to curtail subsequent back-up withholding
•	Perform Shareholder file adjustments to reflect certification of Accounts
•	If Company is not tax resident in the United States, Company shall advise Transfer Agent. Dividend withholding tax services are subject to additional fees.

Automated Clearinghouse (ACH) Services

•	Review data for accuracy and completeness
•	Mail cure letter to Shareholders with incomplete information
•	Code Accounts for ACH and performing pre-note test
•	Identify rejected ACH transmissions, mail dividend check and explanation letter to Shareholders with rejected transmissions
•	Respond to Shareholder inquiries concerning the ACH Program
•	Calculate on a quarterly basis the Share breakdown for ACH vs. other dividend payments and notifying the Company of funding amount for ACH transmissions and other payable date funds
•	Credit ACH designated bank accounts automatically on dividend payable date
•	Maintenance of ACH participant file, including coding new ACH Accounts
•	Process termination requests
•	Keep adequate records including retention of ACH documents

Dividend Re-Investment Plan Services

•	Maintain Plan Accounts and establish new participant Accounts
•	As requested, invest dividend monies purchases per the Plan document
•	Coordinate the distribution of statements and/or transaction advices to Plan participants when activity occurs
•	Coordinate an email notification to requesting Plan participants of the online availability of their Plan statements
•	Process automatic investments via the ACH purchase facility
•	Process termination and withdrawal requests
•	Provide Plan participants with the ability to sell Shares through the IVR, telephone, mail or Internet, either via a batch order or a market order transaction, in accordance with the terms of the Plan
•	Process sale requests within the appropriate timeframe based on the type of service requested and the stipulations of the Plan
•	Coordinate the issuance, payment and reconcilement for any proceeds stemming from the use of the Plan sales facility, in accordance with the terms and conditions of the Plan
•	Issue the proper tax forms and perform the required reporting to the IRS
•	Accept and cancel certificated Shares and credit such Shares in book-entry form into the Plan
•	Coordinate the mailing of Form 1099 to participants, including Plan participants and perform related filings with the IRS
•	Supply summary reports for each reinvestment/investment to client if requested
•	Coordinate the mailing of annual privacy notice to Plan participants, as required, at Company’s expense

International Currency Exchange Services

•	Allow Shareholders to elect to receive sale proceeds, dividend payments and other payment types in foreign currencies (subject to certain geographic restrictions) by check or by electronic funds transfer in accordance with Transfer Agent’s guidelines (fees paid by Shareholders)

Annual Meeting Services (includes one annual meeting per year, per Fund, excludes annual meetings conducted through consent)

•	Provide a proxy record date list through Issuer Online’s FileShare; includes Shareholder name, address and Share amount (additional fees assessed for paper requests or other file delivery mechanisms)
•	Address proxy cards for all registered Shareholders
•	Coordinate the mailing of the proxy package
•	Receive, open and examine returned paper proxies
•	Tabulate returned paper proxies
•	Provide the company vote status through Issuer Online’s Proxy Watch
•	Attend Annual Meeting and provide one Inspector of Election for Annual Meeting (travel expenses billed as incurred)
•	Prepare a final voted/unvoted list through Issuer Online’s Proxy Watch
•	Return/destruction of excess materials

Direct Filing of Unclaimed Property

•	Coordinate the mailing of due diligence notices to all qualifying Shareholder Accounts as defined by the state filing matrix
•	Process returned due diligence notices and remitting property to Shareholders prior to escheatment
•	Prepare and file required preliminary and final unclaimed property reports
•	Prepare and file checks/wires for each state covering unclaimed funds as per state requirements
•	Issue and file stock/stock certificate(s) registered to the applicable state(s) representing returned (RPO) certificates and underlying Share positions
•	Retain, as required by law or otherwise, records of property escheated to the states and responding, after appropriate research, to Shareholder inquiries relating to same

Lost Shareholder Search Services

•	Identify Accounts eligible for SEC Mandated Searches
•	Perform electronic database searches in accordance with SEC requirements
•	Update new addresses provided by search firm
•	Send verification form to Shareholder to validate address
•	Reissue unclaimed property held to Shareholders upon receipt of signed verification form

4. Additional Services

Services not specifically listed in Section 3 in this Schedule (“Additional Services”) may be subject to additional fees as agreed by the parties. Additional Services include, but are not limited to: services associated with the payment of a stock dividend, a stock split, a corporate reorganization, mass issuance, or an unvested stock program; audit services; regulatory reports; services provided to a vendor of the Company; services related to special meetings; virtual Shareholder meeting services; or any services associated with a special project.

Services required by legislation or regulatory fiat which become effective after the date of acceptance of this Schedule shall not be a part of the Services and may be subject to additional fees.

DWAC services provided to broker dealers are not included in the ongoing account management fee. DWAC fees are charged directly to broker dealers.

5. Billing Definition of Number of Accounts

For billing purposes, the number of Accounts will be based on open Accounts on file at the beginning of each billing period, plus any new Accounts added during that period. An open Account shall mean the Account of each Shareholder which Account shall hold any full or fractional Shares held by such Shareholder, outstanding funds, or reportable tax information.

6. Out-of-Pocket Expenses

In addition to the fees above, the Company agrees to reimburse the Transfer Agent for reasonable documented out-of-pocket expenses, including but not limited to postage, forms, envelopes, printing, enclosing, fulfillment, NCOA searches, telephone, taxes, records storage, exchange and broker fees. In addition, any other expenses incurred by the Transfer Agent at the request or with the consent of the Company, will be reimbursed by the Company.

Postage expenses in excess of $10,000 for Shareholder mailings must be received in full by 12:00 p.m. Eastern Time on the scheduled mailing date. Postage expenses less than $10,000 will be billed as incurred.

Company will be responsible for overtime charges assessed In the event of a late delivery to the Transfer Agent of Company material for mailings to Shareholders, unless the mail date is rescheduled. Such material includes, but is not limited to, proxy statements, quarterly and annual reports and news releases.

In WITNESS WHEREOF, each of the parties hereto has caused this Schedule to be executed by one of its officers thereunto duly authorized, all as of the effective date hereof.

Computershare Inc. and	Each of the Goldman Sachs Closed-End listed on
Computershare Trust Company, N. A.	Investment Companies List on Exhibit A

On Behalf of Both Entities:

By:	By:

Name:	Name:

Title:	Title:

[SIGNATURE PAGE TO FEE AND SERVICE SCHEDULE FOR STOCK TRANSFER SERVICES]

First Amendment to Transfer Agency and Service Agreement

THIS FIRST AMENDMENT (“Amendment”), effective as of , 2014 (“Effective Date”), is to the Transfer Agency and Service Agreement (the “Agreement”) made as of November 29, 2013, between Each of the Goldman Sachs Closed-End Investment Companies Listed in Schedule 1 (each individually a “Fund” and collectively, the “Company”) and Computershare Trust Company, N.A. and Computershare Inc., (collectively, the “Transfer Agent or individually, “Computershare” and the “Trust Company”, respectively”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement.

WHEREAS, Company and the Transfer Agent are parties to the Agreement; and

WHEREAS, Company and the Transfer Agent desire to amend the Agreement upon the terms and conditions set forth herein;

NOW THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:

1. Amendment to Agreement. Schedule 1 of the Agreement is hereby deleted in its entirety and replaced with the new Schedule 1 attached hereto.

2. Limited Effect. Except as expressly modified herein, the Agreement shall continue to be and shall remain, in full force and effect and the valid and binding obligation of the parties thereto in accordance with its terms.

3. Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this Amendment transmitted electronically shall have the same authority, effect, and enforceability as an original signature.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers, hereunto duly agreed and authorized, as of the Effective Date.

Computershare Inc. and	Goldman Sachs Closed-End Funds listed on
Computershare Trust Company, N. A.	Schedule 1

On Behalf of Both Entities:

By:	By:

Name:	Name:

Title:	Title:

SCHEDULE 1

Goldman Sachs MLP Income Opportunities Fund

Goldman Sachs MLP and Energy Renaissance Fund